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                                                                EXHIBIT 3.2(c)

                           CERTIFICATE OF AMENDMENT
                            OF THE RESTATED BYLAWS
                           OF DURABLE HOMES, INC.,
                             a Nevada corporation

        The undersigned, Gregory R. Petersen, hereby certifies that he is the duly appointed and acting Secretary of Durable Homes, Inc., a Nevada corporation (the "Company") and that set forth below is a true and correct copy of a resolution duly adopted by unanimous written consent of the shareholder of the Company on October 15, 1993:

        NOW, THEREFORE, BE IT RESOLVED, that Article II, Section 2.01 of the Restated Bylaws of the Company is hereby amended to read in its entirety as follows:

                Section 2.01 Number, Tenure, and Qualifications. Except as otherwise provided herein, the Board of Directors of the corporation shall not be less than three (3) nor more than nine (9). The Board of Directors shall be elected at the annual meeting of the stockholders of the corporation and shall hold office for one (1) year or until their successors are elected and qualified; provided, however, that the stockholders may remove any director at any time by resolution of the stockholders. The exact number of directors shall be fixed from time to time, within the limits specified, by resolution of the stockholders. Subject to the foregoing provisions for changing the exact number of directors, the number of directors of this corporation shall be six
        (6). A director need not be a stockholder of the corporation.

        RESOLVED FURTHER, that Article III, Sections 3.01, 3.02, 3.03 and 3.04 of the Restated Bylaws of the Company are hereby amended to read in their entirety as follows:

                Section 3.01 Election. The Board of Directors, at its first meeting following the annual meeting of stockholders, shall elect a president, a secretary and a treasurer to hold office for one (1) year next coming and until their successors are elected and qualified. Any person may hold two or more offices. The Board of Directors may, from time to time, by resolution, appoint a chairman of the board, vice chairman of the board and one or more vice presidents, assistant secretaries, assistant treasurers, and such other officers and agents as may be deemed necessary; prescribe their duties; and fix their compensation.










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        Section 3.02 Removal; Resignations; Vacancies. Any officer or agent elected or appointed by the Board of Directors may be removed by it whenever, in its judgment, the best interests of the corporation would be served thereby. Any officer may resign at any time upon written notice to the corporation without prejudice to the rights, if any, of the corporation under any contract to which the resigning officer is a party. Any vacancy in any office because of death, resignation, or removal or otherwise may be filled by the Board of Directors for the unexpired portion of the term of such office.

        Section 3.03 Chairman and Vice Chairman of the Board. The chairman of the board shall be the chief executive officer of the corporation, subject to the supervision and control of the Board of Directors, and shall direct the corporate affairs, with full power to execute all resolutions and orders of the Board of Directors not especially entrusted to some other officer of the corporation. The chairman shall preside at all meetings of the stockholders and shall perform such other duties as shall be prescribed by the Board of Directors.

        Unless otherwise ordered by the Board of Directors, the chairman shall have full power and authority on behalf of the corporation to attend and to act and to vote at any meetings of the stockholders of any corporation which the corporation may hold stock and, at any such meetings, shall possess and may exercise any and all rights and powers incident to the ownership of such stock. The Board of Directors, by resolution from time to time, may confer like powers on any person or persons in place of the chairman to represent the corporation for these purposes.

        The vice chairman of the board shall act as chairman in the chairman's absence or incapacity and shall perform such duties of the chairman of the board as may be delegated from time to time by the chairman of the board and such other duties as shall be prescribed by the Board of Directors.

        Section 3.04 President. The president shall be the general manager and chief operating officer of the corporation, subject to the supervision and control of the chairman of the board and Board of Directors, and shall sign the certificates of stock issued by the corporation, and perform such other duties as shall be prescribed by the Board of Directors.

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      Except as amended in the manner set forth above, the Restated Bylaws of the Company have not been amended, modified or repealed and remain in full force and effect.

      IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of this 15th day of October, 1993.



                                               /s/ GREGORY R. PETERSEN
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                                            Gregory R. Petersen, Secretary

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